Exhibit 4.4

DATED 24 OCTOBER 2008

ALLIED IRISH BANKS NORTH AMERICA INC.

THE MINISTER FOR FINANCE

GUARANTEE ACCEPTANCE DEED

GAD 3.10

THIS GUARANTEE ACCEPTANCE DEED is given the 24th day of October, 2008.

BY:

(1)	ALLIED IRISH BANKS NORTH AMERICA INC. of 1013 Centre Road, Wilmington, Delaware, 19805, U.S.A. (hereinafter referred to as the “Covered Institution” which expression shall include its successors and assigns) IN FAVOUR OF:

(2)	THE MINISTER FOR FINANCE OF IRELAND (hereinafter called the “Minister” which expression shall include his successors and assigns).

WHEREAS:

(A)	The Covered Institution has requested that the Minister specify by order pursuant to section 6(1) of the Act of 2008 that it has the benefit of a guarantee from the Minister pursuant to the terms of the Scheme in respect of certain of its obligations.

(B)	The Covered Institution has consented to and has agreed with the Minister that it will comply with the terms of the Scheme and the Covered Institution has, inter alia, agreed to indemnify the Minister against any payments the Minister is required to make under the Guarantee.

(C)	The indemnities given by the Covered Institution herein relate only to payments made by the Minister under the Guarantee given in respect of Covered Liabilities of the Covered Institution and not in relation to any other guarantee given by the Minister or any other person.

(D)	In reliance on the performance by the Covered Institution of its obligations referred to in paragraphs (B) and (C) above, the Minister has agreed to specify by order the Covered Institution as having the benefit of the Guarantee.

NOW BY THIS DEED the Covered Institution hereby irrevocably and unconditionally undertakes, covenants and agrees as follows:

1.	In this Deed the following terms shall have the following meanings:

“Act of 2008” means the Credit Institutions (Financial Support) Act 2008;

“Beneficiary” means any payee or potential payee under the Guarantee;

“Business Day” means any day that commercial banks settle payments in Dublin;

“Central Bank” means The Central Bank and Financial Services Authority of Ireland;

“Covered Liabilities” has the meaning given to such term in the Scheme;

“Governor” has the meaning given to such term in the Act of 2008;

“Group” means, in relation to a Covered Institution, itself and any Subsidiary or holding company (as defined in Section 155 of the Companies Act 1963);

“Guarantee” means a guarantee of Covered Liabilities of the Covered Institution in accordance with the terms of the Scheme;

“Guarantee Expiry Date” means 29 September 2010 or such earlier date upon which the Guarantee expires pursuant to the terms of the Scheme;

“Regulatory Authority” has the meaning given to such term in the Act of 2008;

“Scheme” means the Credit Institutions (Financial Support) Scheme 2008 made by the Minister for Finance under Section 6 of the Act of 2008 which came into effect on 20 October 2008; and

“Subsidiary” has the meaning given to such term in Section 155 of the Companies Act 1963.

2.	This Deed is a guarantee acceptance deed and the Covered Institution is a covered institution for the purposes of the Scheme.

3.	The Covered Institution hereby consents to all of the terms and conditions of the Scheme applicable to it, as if such terms and conditions were set out in full herein and as if such terms and conditions were terms and conditions of this Deed, and undertakes to the Minister that it shall at all times until the Guarantee Expiry Date:

(i)	comply with all the terms and conditions of the Scheme applicable to it, as if such terms and conditions were set out in full herein and as if such terms and conditions were terms and conditions of this Deed;

(ii)	comply with any directions given to it or requirements made by the Minister, the Regulatory Authority or the Governor under the Scheme; and

(iii)	co-operate with the Minister, the Central Bank and the Regulatory Authority in all matters relating to, and acts done or envisaged by, the Scheme, the objectives of the Scheme (as set out in Paragraph 2 of the Scheme) and the Act of 2008.

4.	The Covered Institution HEREBY COVENANTS with the Minister at all times hereafter to be answerable and responsible for and HEREBY UNCONDITIONALLY undertakes to INDEMNIFY the Minister and keep the Minister indemnified on demand against all actions, proceedings, losses, claims, liabilities, payments, demands, expenses, costs or damages arising in respect of all claims and demands made upon the Minister or any liability of any nature incurred by the Minister in relation to (i) the Guarantee and/or (ii) the Covered Institution’s own obligations under the Scheme; and/or (iii) the obligations of the Covered Institution under this Deed.

5.	Upon the Minister notifying the Covered Institution that he has been called upon to make a payment under the Guarantee, the Covered Institution shall pay to the Minister for credit to a designated account of the Minister in the Central Bank (the “Minister’s Account”) an amount required by the Minister which shall be no greater than the amount called upon under the Guarantee (the “demanded amount”). The entitlement of the Covered Institution to be repaid any amount so required by the Minister shall be limited in recourse to the amount standing to the credit of the Minister’s Account when the demanded amount has been discharged and amounts owing by the Covered Institution under this Deed have been paid in full. The Minister shall be entitled to apply, from time to time, any balance standing to the credit of the Minister’s Account in payment of amounts demanded under the Guarantee and amounts owing under this Deed, and such payment shall discharge the obligations of the Covered Institution to indemnify the Minister or make payment under this Deed to the extent (but only to the extent) that the Covered Liabilities or other amounts owing by the Covered Institution under this Deed are discharged irrevocably and unconditionally by such payment. Any credit balance remaining in the Minister’s Account after the Guarantee Expiry Date and amounts owing by the Covered Institution under this Deed have been paid in full shall be paid by the Minister to the Covered Institution. In the event that the Minister does not immediately receive an amount required by him to be paid by the Covered Institution under this Clause 5, the Minister shall be entitled to set up a demand loan account in the Covered Institution’s name in the Central Bank for the purpose of crediting the required amount to the Minister’s Account and interest will accrue on such demand loan account on the basis of a 360 day year at an interest rate equivalent to the European Central Bank Monetary Policy Rate plus 2%.

6.	The Covered Institution hereby irrevocably and unconditionally authorises the Minister to make any payments which may be claimed from the Minister and to comply with any demands which may be made upon the Minister in connection with, or by reason of a call on, the Guarantee on the first demand being made upon the Minister without any reference to, or further authority, confirmation or verification from, the Covered Institution and without requiring proof that the amounts so claimed or demanded are or were due and notwithstanding that the Covered Institution may dispute the validity of any such demands or payments or may have a valid defence, counterclaim or right of set-off against any Beneficiary or to or against any demand made by any Beneficiary. Any payment which the Minister shall make in accordance with, or appearing to the Minister to be in accordance with, the Guarantee shall be binding upon the Covered Institution and accepted by it as conclusive evidence that the Minister was liable to make such payment or to comply with such demand and the Minister shall be entitled to treat such claim or demand as valid and effective notwithstanding any actual lack of authority on the part of the person making the claim or demand. The authority given by the Covered Institution and the acknowledgement by the Covered Institution in this Clause 6 that payments made by the Minister are binding on it applies notwithstanding any provision of the Scheme that contemplates that the Minister shall assess the validity of claims and demands, and the Covered Institution acknowledges and agrees that such provisions of the Scheme have been included solely for the protection of the Minister and the State and that they do not operate to confer rights on the Covered Institution.

7.	The Minister shall be entitled to enter into such arrangement with any Beneficiary in respect of payments made or to be made to such Beneficiary pursuant to the Guarantee as the Minister and such Beneficiary may from time to time agree.

8.	Without prejudice to Clause 3, subject to the requirements of the Treaties governing the European Communities (within the meaning of the European Communities Act 1972 (No. 27 of 1972)) and the Statute of the European System of Central Banks and of the European Central Bank, and in accordance with applicable law, the Covered Institution consents to the Minister, the Governor and the Regulatory Authority disclosing to each other any information which they receive (including information received prior to the date hereof) concerning it or its Subsidiaries or any member of its Group and agrees that the Minister, the Governor and the Regulatory Authority may use such information in respect of the performance of the Scheme and the Guarantee or in the case of the Central Bank (including the Regulatory Authority), the performance of its statutory functions. The Covered Institution shall provide such information as the Minister requires to perform his functions under the Act of 2008 and the Scheme. All such information shall be treated as confidential.

9.	A certificate in writing from or on behalf of the Minister stating the amount at any particular time due and payable by the Covered Institution to the Minister under this Deed shall (save in the case of manifest error) be conclusive evidence as against the Covered Institution.

10.	Any amount demanded under this Deed and for the time being unpaid shall bear interest (after as well as before judgment) at the rate of the European Central Bank Monetary Policy Rate plus 2% per annum.

11.	All sums payable by the Covered Institution hereunder shall be paid in full without any deductions, set off, counterclaim or withholding whatsoever and without any deduction for or on account of any present or future taxes, levies, imposts, duties, deductions or withholding or other charges of whatever nature imposed, levied, collected, withheld or assessed unless the Covered Institution is compelled by law so to do. If the Covered Institution shall be so compelled then the Covered Institution shall forthwith pay to the Minister such additional amounts as may be necessary in respect of its obligations hereunder in order that the net amounts received by the Minister, after such taxes, levies, imposts, duties, deductions, withholdings or other charges shall equal the amounts due hereunder.

12.	The Covered Institution shall pay to the Minister on demand all legal and other costs, charges, expenses (including value added tax) from time to time incurred by the Minister in any way in connection with the giving of the Guarantee and the preparation, negotiation, execution and enforcement of this Deed.

13.

13.1

The Covered Institution hereby represents and warrants to the Minister that it is a credit institution (as defined in the Act of 2008) or a Subsidiary of a credit institution and is duly incorporated under the laws of the State of Delaware. The Covered Institution hereby represents and warrants to the Minister that it has the power to enter into this Deed and to exercise its rights and perform its obligations under this Deed and all corporate and other action required to authorise the execution of this Deed and its performance of its obligations hereunder has been duly taken and the obligations expressed to be assumed by it in this Deed are legal and valid obligations binding on it and enforceable in accordance with the terms hereof and the execution of this Deed and the exercise of its rights and performance of its obligations hereunder do not and will not conflict with its constitutive documents and rules and regulations or conflict with any law, regulation or official or judicial order applicable to the Covered Institution.

13.2	Without prejudice to the rights of the Minister to pursue against the Covered Institution all rights and remedies available to it if any of the representations and warranties in Clause 13.1 are incorrect, the Covered Institution shall, within 45 days of the date hereof, deliver to the Minister a legal opinion, from a firm of solicitors reasonably satisfactory to the Minister, in form and substance satisfactory to the Minister confirming the matters set out in Clause 13.1.

14.	This Deed and the obligations of the Covered Institution under it shall constitute and be a continuing security to the Minister for as long as any liability in respect of the Covered Institution shall remain upon him under the Guarantee and the Scheme and will not be discharged or affected by any changes of any kind whatsoever from time to time in the Covered Liabilities, the Beneficiaries, the Scheme or any other guarantee issued in connection with the Scheme or any circumstance of any kind whatsoever (including, without limitation, any act or omission to act of any kind by the Minister or the Beneficiaries which might constitute a legal or equitable discharge of the Covered Institution) which, save for the agreement and acknowledgement of the Covered Institution in this Clause 14, would discharge or affect this Deed or any of those obligations, it being the intention of the Covered Institution that this Deed shall be absolute and unconditional in any and all circumstances.

15.	The Covered Institution agrees that the Minister may make variations to the Scheme pursuant to the terms and conditions of the Scheme and the Act of 2008 and agrees to be bound by any variations so made and acknowledges and agrees that its obligations under this Deed shall continue in respect of the Scheme as varied. The Covered Institution undertakes to the Minister that, in the event that the Minister makes any variations to the Scheme, the Covered Institution will enter into such amendments or supplements to this Deed, or such other replacement or further deeds, as the Minister may require.

16.	The Covered Institution agrees that, if under any applicable law and whether pursuant to a judgement being made or registered against it or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied by it or on it’s behalf in a currency (the “other currency”) other than that in which the relevant payment is expressed to be due (the “required currency”), then to the extent that the payment actually received by the Minister (when converted into the required currency at the market rate of exchange selected by the Minister for this purpose on the date of payment or, if it is not practicable for the Minister to purchase the required currency with the other currency on the date of payment, at the market rate of exchange selected by the Minister for this purpose as soon thereafter as it is practicable for the Minister to do so) falls short of the amount due under the terms of this Deed, the Covered Institution shall, as a separate and independent obligation, indemnify and hold the Minister harmless against the amount of such shortfall.

17.	The Covered Institution shall not, without the Minister’s prior written consent, enforce or seek to enforce in competition with the Minister any right of contribution or indemnity from or against any other person to which it may be entitled by reason of performance of its obligations hereunder.

18.	No failure or delay on the part of the Minister in exercising any power or right under this Deed shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power.

19.	This Deed shall remain in full force and effect until the Minister confirms to the Covered Institution that the Minister has been released from liability under the Guarantee and any Guarantee of a Subsidiary under the Scheme and shall inure to the benefit of and be enforceable by the Minister’s successors and assigns.

20.	If, at any time, any indemnity, covenant or other provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such indemnity, covenant or other provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

21.	Any notice or demand by the Minister may be served by facsimile or by delivering the same to the Covered Institution or by ordinary post addressed to the Covered Institution at its registered offices or at its address last known to the Minister for the attention of the Chief Executive Officer and shall be deemed duly given upon despatch if made by facsimile, upon delivery if made by hand or at the expiration of forty eight hours after it has been posted if sent by ordinary post.

22.

22.1	This Deed shall be governed by and construed in accordance with the laws of Ireland.

22.2	The Covered Institution hereby agrees for the exclusive benefit of the Minister that any legal action or proceedings (“Proceedings”) brought against it with respect to this Deed may be brought in the High Court in Ireland or such other competent Court of Ireland as the Minister may elect and the Covered Institution waives any objection to Proceedings in such courts whether on the grounds of venue or on the ground that proceedings have been brought in any inconvenient forum. The Covered Institution undertakes to enter an unconditional appearance within 14 days after the completion of any service of process in any Proceedings. The Covered Institution hereby consents to the service by post of any process issued in Ireland. Nothing herein shall affect the right to serve process in any other manner permitted by law.

22.3	Nothing in this Clause shall limit the right of the Minister to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not). The Covered Institution agrees that any action against the Minister in connection with this Deed may only be taken in the Courts of Ireland.

IN WITNESS whereof this Deed has been executed the day first herein set out.

EXECUTED as a deed by

ALLIED IRISH BANKS NORTH AMERICA INC.

in the presence of
By
SECRETARY		DIRECTOR
EXECUTIVE VICE PRESIDENT

BY
DIRECTOR
TREASURER